Exhibit 99.1

September 2, 2003

Dear Stockholder:

Since we met last year, Electric City has continued to aggressively pursue our growth plan and, specifically, to fulfill our vision to become the leading supplier of energy savings technologies and the preeminent developer of independent negative power systems.  At our last Annual Meeting of shareholders, we came together to review the steps we had taken to build a foundation for growth and our plans to “Accelerate our Growth” in light of a difficult economy and an unsettled world following the events of September 11th.  This year, we will be gathering at a time when we have now witnessed a second recent war in Iraq, continued strain on our global capital markets and most recently, an historic power outage in which 50 million customers lost power in 9 seconds!  These issues, coupled with the significant progress Electric City has achieved in the past 3 ½ years, has set the stage for our move to the next level.  Yes, this is Electric City’s time and we are pioneering a whole new way of looking at the Energy Industry and approaching new solutions to what are now obvious and significant problems with the energy infrastructure in North America.

All of this background and the work we have done to date led to the development of our Virtual “Negawatt” Power Plan (“VNPP”) systems.  As many of you know, we recently announced our first 50 Megawatt system now under development with ComEd in Chicago.  This project represents the largest negative power system ever to be developed in the history of the energy industry, and is expected to generate up to $25 million in revenue for Electric City over its 18-month development schedule.  This and others like it are a major element of our future.  While we will of course review our operations at our meeting, we will also focus much of our discussion on our move to become the leading developer of independent negative power systems – our move to take Electric City to the next level and to pursue as our overriding goal for 2003, an aggressive “Expansion of VNPP”.

This year’s Annual Meeting of shareholders will be held on Wednesday, September 24, 2003 at the Best Western, 1600 Oakton Street, Elk Grove Village, Illinois 60007

In preparation for our meeting, this package highlights our efforts over the past year and reviews our plan for growth over the next few years.  We have attempted to outline where we feel we excelled as well as those areas where we are striving for improvement.  We are confident that after reviewing this material, you will agree that Electric City continues to maintain the right course for our growth at a time when the energy industry has yet again come under great scrutiny.

A Historic Power Outage – And, Electric City is Ready with VNPP:

When California experienced historic power shortages in the Summer of 2000, Electric City and most of the power technology space was not far enough along its maturation to respond in a meaningful way.  This year, the situation is very different.  Today, Electric City enjoys a record level of customer success, a list of industry leading customers, a group of premier strategic investors, a core technology that works and our VNPP development that has been taken from concept to reality with our first, 50 Megawatt system for ComEd.

For several years, many of us in the power technology space and involved with the promotion of alternative energy have been arguing that the north American electric grid has not kept up with the growth in demand.  As a result of the August 14th Outage, our position is now supported by the President of the United States.  In the aftermath of the Outage, most observers have come to agree with several key points that support the growth of our VNPP systems:

•                  Modernization and growth of our electric grid has not kept up with the growth in demand.

•                  The nation must immediately consider ways in which the grid can be modernized and how alternative energy can be utilized to help solve problems on the grid.

•                  It is very difficult to expand existing transmission systems due to NIMBY (not in my back yard) concerns across the U.S.

•                  Some of the quickest and most cost-effective ways to solve strain on the electric grid is to promote efficiency and demand reduction technologies.

In light of this renewed focus on the energy industry, Electric City stands alone in our track record, credibility and capabilities.  Our EnergySaver/GlobalCommander just plain works, works well and is working 24/7 for hundreds of customers.  Our VNPP system is the only known power curtailment/demand response system designed to attack the electric demand created by commercial, industrial and government lightings systems.  Our VNPP system is the only demand response system that is fully automatic, measurable, verifiable and available in real-time to a utility or grid operator.  Finally, our VNPP system is competitive head to head with all forms of traditional power supply and alternative energy.

We back our technology and development of VNPP with important and growing credibility.  Electric City is one of a few power technology companies that now serves hundreds of leading customers, delivering consistent operating performance.  We are one of few alternative energy suppliers that continues to enjoy a growing list of strategic investors – including our most recent entry, Cinergy Ventures, a wholly-owned subsidiary of Cinergy Corp. – a diversified energy company based in Cincinnati, Ohio, with over $13 billion in assets.  Since we closed the first phase of our preferred equity offering, we have carefully raised additional preferred equity to protect and preserve our balance sheet.  Our additional investors have accepted similar terms as did our original strategic investors - CIT, Duke, El Paso and Morgan Stanley.  Specifically, they have all accepted a long hold position and stringent trading restrictions.  As we have often stated, we have raised preferred equity capital carefully and methodically and we will continue to do so, if necessary, to maintain an appropriate level of balance sheet strength.  Our ability to raise additional preferred investment on company favorable terms in such a challenging capital market, points to the strength of our underlying business plan and the value of our performance to date.

With our technological capabilities, our VNPP development structure, this credibility and our improving operating performance, we stand alone in the industry.

How Does VNPP Help Utilities Avoid Power Outages?

The VNPP allows a utility to remotely control commercial, industrial and government lighting systems over a managed and secure IP network.  Through the use of the EnergySaver/GlobalCommander® system, the utility is able to reduce electric demand requirements during periods of peak demand, providing instantaneous control, measurement and verification of load reduction.  The demand reduction can be specifically placed across a utility grid targeting potential “hot spots” like particular substations, etc.  The Electric City VNPP is the first demand response system to provide this level of control to a utility without requiring active customer participation and without impacting a customer’s operations or ability to do business.

Our concept for VNPP is unique in many ways and brings a utility and their customers one of the most cost-effective and powerful scalable curtailment systems known to date.  The system can be developed without any upfront capital on the part of a utility buyer and without any cost to their customers.  The VNPP can be developed in conjunction with a utility provider, a utility’s independent power subsidiary or with other sister companies within a utility family.  In some markets, the VNPP can be developed completely at risk just as the industry has seen the development of independent power plants or with a long-term negative power purchase agreement with a utility (as is the case in our ComEd agreement).

Our first VNPP system is under development for ComEd in Chicago.  The 50 MW system will represent one of the largest deployments of demand control technology in the nation.  The system will cost approximately $25 million and is expected to incorporate roughly 1,500 EnergySaver systems.  Electric City will act as the provider of technology and the developer of the power system.  The cost of the system will be financed by third party investors, supported through a long-term agreement with ComEd.  Electric City will guarantee the delivery of peak power reduction through its EnergySaver/GlobalCommander system and will dispatch the system at the direction of ComEd.  In exchange for hosting the system and allowing remote control over peak demand, customers will receive the technology for free and will receive free steady state energy savings.  Note comments made by ComEd:

“Electric City’s EnergySaver VNPP program is setting a new standard for large-scale curtailment technology,” stated John Costello, Senior Vice President of Customer, Marketing and Energy Services at ComEd.  “In the past, most of our larger customers have curtailed demand by turning off various loads.  This technology enables our customers to participate in curtailment with no disruption to their operations.  In addition, we gain access to a curtailment system that gives us direct control and accurate measurement over curtailment in real-time.  Finally, this system provides a long-term hedge against peak power supply and pricing.”

“This program represents a true win-win-win for everyone involved,” Costello said .  “Customers get powerful technology and energy savings at no cost.  We get a fully dispatchable load curtailment system and the community gains an environmentally friendly approach to meeting long-term energy needs.”

A Favorable Regulatory Climate:

Even before the August 14th power outage, regulators and electric system operators were experimenting with the creation of market structures to provide for the trading of demand response – or, said another way, negative power.  Late in 2002, the Federal Energy Regulatory Commission (FERC) passed the new Standard Market Design which provided for the trading of demand response.  While Standard Market Design must be adopted by each regional system operator, it established the first official recognition of the value of demand response.  In addition to FERC’s move, we were working with several electric market operators and we saw several initiatives on the part of independent system operators (“ISO’s”) and utilities like PJM, Ontario IMO, Long Island Lighting, California ISO, etc.

Now, following August 14th, we see a renewed focus on the integrity of our electric grid and on ways to reduce/control our ever growing demand.  This focus is coming from all level of governments, from the U.S. President to the Prime Minister of Canada to state Governors to public utility commissions.  Many of these leaders and their governing organizations are asking – “What can utilities do to reduce demand during times of hot weather?”  Electric City is answering this call with VNPP.

What Does the VNPP Do for Electric City and our Shareholders?

In its simplest terms, the VNPP brings us significant scale.  Scale in the form of up-front revenues and recurring revenues.  Now that we are deploying our EnergySaver/GlobalCommander across a utility’s service territory, we gain access to hundreds and even thousands of customers.  Of course, the customer offering is extremely compelling – “host the system and get free technology and free energy savings.”  This is an offering that is already being very well received.

The VNPP also takes Electric City in a new direction – to become the leading developer of independent negative power systems.  This vision is bold.  However, in light of the recent power outage and the renewed focus on our energy infrastructure, this vision is achievable.  As we develop VNPP systems and deploy thousands of EnergySaver/GlobalCommander systems, we build a virtual network of power reduction systems.  As such, Electric City can be the owner and operator of one of the industry’s largest demand response systems.  This position will allow Electric City, our utility partners and our customers to extract additional value through our systems and the trade of negative power.

Electric City is Poised to Take Advantage of Renewed Focus on our Energy Infrastructure:

As we have stated since 2000, we have been carefully following a long-term business plan designed to deliver scalable growth, strong operating results and increasing shareholder value.  This plan has been centered on building a strong customer base, maintaining strength on our balance sheet with industry leading strategic investors and developing solutions to scale our growth such as shared savings and VNPP.  Your Electric City management team has strived to stay focused on this plan while we have all faced a depressed capital market, a recession, an energy crisis in 2000, the collapse of Enron and other energy industry leaders, the tragedy of September 11th and two wars (in Afghanistan and Iraq).  Through it all, we have continued to grow and to build key elements of our business plan which now set the stage for our ability to lead the industry with solutions to our aging energy infrastructure.

At the heart of our plan, is to be the only public company solely focused on energy savings/power management technologies integrated into the development of independent negative power systems.  The foundation for this vision is ground into our ever increasing customer base and our first, 50 Megawatt VNPP development with ComEd in Chicago.

In order to fulfill and “Expansion of VNPP” we must continue to execute all elements of our plan.  Since our basic business plan remains the same, many of our goals for 2003 are similar to those we have presented previously.  This is how we build a new energy technology company, with strength and with a methodic pace.  With this vision in mind, our goals for 2003 include the following:

•                  EnergySaver Revenue Growth – we must continue to increase EnergySaver revenue each month and every quarter.  While we have significantly grown our revenue base, we have not grown revenue month after month as consistently as we need to – and, specifically, our EnergySaver, higher margin revenue.  We must leverage our growing list of satisfied customers and the advanced credibility of our strategic investors to break down traditional barriers to entry for new energy savings technologies.  New for 2003, we must now execute on the implementation of our 50 Megawatt VNPP system with ComEd.  The development of this agreement and the customer signup procedure have gone well and represent the surest way to grow our EnergySaver revenues over the next 18 months.

•                  Sales Backlog/VNPP Customer Agreements – while working for consistent revenue growth, we must leverage our existing customer relationships, new sales agreements and the expanding VNPP customer opportunity.  With VNPP, customers can agree to participate in the Chicago

VNPP and can also agree to participate in any other VNPP we may develop in targeted regions across North America.  In so doing, national customers give us immediate load aggregation scale when we begin negotiations with utility buyers in other regions of the country.

•                  Profitability/Margin Production/SG&A Control – we have been working diligently to increase base monthly revenue flow, while simultaneously reducing our SG&A in order to begin to generate monthly profitability and positive cash flow.  In the past year, Electric City has consistently delivered improving quarter over quarter EBITDA performance.

•                  Sales Distribution Growth – while we have established several meaningful sales alliances and have continued to expand our team of direct sales, distributors and manufacturer representatives, we must continue to grow our sales channels through the establishment of additional sales alliances with an emphasis on utility-based energy service companies.

•                  Additional VNPP Projects – Given renewed focus on our energy infrastructure, we believe it is possible to execute agreements to develop at least two more VNPP systems in targeted regions by the end of 2003.

It is probably obvious to our shareholders that we have a growing sense of confidence at Electric City.  While corporate capital spending remains low throughout our economy, we are bolstered by what we believe is a bullish future for VNPP.  With the fallout from the August 14th outage, we believe the market is very ripe for additional VNPP developments.  Of course, much of our confidence comes from underlying strength of our business plan and our recent accomplishments.

Our Recent Accomplishments Include:

•                  Reached agreement to develop Electric City’s first Virtual “Negawatt” Power system for ComEd in Northern Illinois, which is expected to generate up to $25 million in revenues.  We have announced the intent of several customer participants in the system including prominent Chicago suburbs like Chicago Ridge, Elk Grove Village and Leyden Township.

•                  Announced expansion of our building automation division with a $2.4 million controls retrofit project for O’Hare airport.  The project is approximately 35% completed to date and Electric City’s execution has been on schedule.

•                  Brought in another energy industry leading strategic investor in Cinergy Corp.  We have raised $3,169,914 in gross proceeds through the private placement of equity securities during the first six months of 2003, including the strategic investment by Cinergy Corp.

•                  Mid-2003 results represented the second consecutive quarterly increase in revenue, with a 45% increase in second quarter revenue over the revenue earned during the first quarter 2003, after adjustment for discontinued operations.

•                  Continued reduction of SG&A expense, with a 33% reduction from the second quarter of 2002 and a 38% reduction from the first half of 2002.

•                  The second quarter of 2003 represented our best operating results to date.  The consolidated net loss from continuing operations decreased 22% from the same quarter last year and 29% from the first half of 2002.

•                  Completed the successful sale of our switchboard division realizing proceeds of $929,032.

With these accomplishments and those experienced in the past 3 years, we are confident we have demonstrated our wherewithal to grow our business and to continue to dramatically expand the overall growth potential for the future of our corporation.

Electric City Must Seize this Time for the Energy Industry:

I have repeatedly stated that we have been attempting to build a new company in the midst of an economic slowdown and worldwide events that are unlike any we have seen in many years in the U.S.  However, Electric City has endured and grown.  We have what it takes to bring real solutions to the energy industry and concerns over its infrastructure.  We are in a position to be the pre-eminent developer of independent, negative energy systems.

Our Company has taken several significant steps since we last met.  We are confident that these accomplishments along with those achieved the last three years have set the stage for Electric City to expand VNPP, accelerate our growth and become profitable.  We are hopeful that you also find these accomplishments and our plan for growth to continue to have the elements required to deliver solid, long-term shareholder value.  We believe they do and that remains our mission.

On behalf of all of our employees, the board of directors and our management team, we sincerely thank you for your support of Electric City.  Most importantly, thank you for investing in Electric City.  We look forward to seeing you all at our meeting on the September 24th.

Sincerely,

/s/ John Mitola
John Mitola
Chief Executive Officer